Exhibit 5.1

March 2, 2015

Goodrich Petroleum Corporation

801 Louisiana, Suite 700

Houston, Texas 77002

Ladies and Gentlemen:

We have acted as counsel for Goodrich Petroleum Corporation, a Delaware corporation (the “Company”), with respect to certain legal matters in connection with the registration by the Company, under the Securities Act of 1933, as amended (the “Securities Act”), of the offer and sale of up to 12,000,000 shares of common stock of the Company, par value $0.20 per share (the “Shares”), pursuant to that certain underwriting agreement dated March 2, 2015 (the “Underwriting Agreement”) by and among the Company and J.P. Morgan Securities LLC (the “Underwriter”).

The Shares have been offered for sale pursuant to a prospectus supplement, dated March 2, 2015, filed with the Securities and Exchange Commission (the “Commission”) pursuant to Rule 424(b) on March 2, 2015, to a prospectus dated March 8, 2013 (such prospectus, as amended and supplemented by the prospectus supplement, the “Prospectus”), included in a Registration Statement on Form S-3 (Registration No. 333-186129 ) (the “Registration Statement”).

In connection with the rendering of the opinions hereinafter set forth, we have examined (i) the Restated Certificate of Incorporation and the Amended and Restated Bylaws of the Company, each as amended to date; (ii) the Registration Statement; (iii) the Prospectus; (iv) resolutions of the board of directors of the Company and the pricing committee thereof; and (v) such other certificates, statutes and other instruments and documents as we considered appropriate for purposes of the opinions hereafter expressed. In addition, we reviewed such questions of law as we considered appropriate.

In connection with rendering the opinions set forth below, we have assumed that (i) all information contained in all documents reviewed by us is true and correct, (ii) all signatures on all documents examined by us are genuine, (iii) all documents submitted to us as originals are authentic and all documents submitted to us as copies conform to the originals of those documents, (iv) the Registration Statement, and any amendments thereto (including post-effective amendments), will have become effective, and all Shares will be sold in compliance with applicable federal and state securities laws and in the manner specified in the Registration Statement and the applicable Prospectus.

Based on the foregoing, and subject to the assumptions, qualifications, limitations and exceptions set forth herein, we are of the opinion that the Shares, when issued, will be validly issued, fully paid and nonassessable.

The foregoing opinion is limited to the General Corporation Law of the State of Delaware (including the applicable provisions of the Delaware Constitution and the reported judicial decisions interpreting these laws) and the federal laws of the United States of America. We are expressing no opinion as to the effect of the laws of any other jurisdiction, domestic or foreign.

We hereby consent to the filing of this opinion as an exhibit to the Registration Statement and to the use of our name in the Prospectus forming a part of the Registration Statement under the caption “Legal Matters.” In giving this consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act and the rules and regulations thereunder.

Very truly yours,

/s/ Vinson & Elkins L.L.P.